EXHIBIT 99.1

PRESS RELEASE DATED JULY 27, 2022

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2022 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.34 FOR THE CURRENT QUARTER AS COMPARED TO $0.30 FOR THE TRAILING QUARTER, AND $0.40 FOR THE SECOND QUARTER OF 2021.
•NET INTEREST MARGIN INCREASED BY 16 BASIS POINTS TO 3.03% COMPARED TO 2.87% FOR THE TRAILING QUARTER, AND BY SEVEN BASIS POINTS COMPARED TO 2.96% FOR THE SECOND QUARTER OF 2021.
•LOANS HELD-FOR-INVESTMENT, EXCLUDING PAYCHECK PROTECTION PROGRAM (“PPP”) LOANS, INCREASED $225.7 MILLION, OR 23.3% ANNUALIZED, DURING THE QUARTER. CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.25%.
•TOTAL TRANSACTION DEPOSITS INCREASED $28.3 MILLION, OR 5.2% ANNUALIZED, DURING THE QUARTER. TRANSACTION ACCOUNTS REPRESENT 50% OF TOTAL DEPOSITS AT QUARTER END.
•ISSUED $62.0 MILLION OF SUBORDINATED DEBT AT AN INITIAL FIXED RATE OF 5.0% FOR THE FIRST FIVE YEARS.
•BOARD OF DIRECTORS APPROVED A $45.0 MILLION STOCK REPURCHASE PROGRAM. THE COMPANY REPURCHASED 211,579 SHARES FOR A COST OF $2.7 MILLION THROUGH JUNE 30, 2022.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE AUGUST 24, 2022, TO STOCKHOLDERS OF RECORD AS OF AUGUST 10, 2022.

WOODBRIDGE, N.J., JULY 27, 2022 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (or the “Company”), the holding company for Northfield Bank, reported diluted earnings per common share of $0.34 and $0.64 for the three and six months ended June 30, 2022, respectively, as compared to $0.40 and $0.78 per diluted share for the three and six months ended June 30, 2021, respectively. Net earnings for the three and six months ended June 30, 2022, were down from the comparative prior year periods primarily due to a benefit in the provision for credit losses on loans in the prior year. Earnings for the three and six months ended June 30, 2021, included a benefit for credit losses of $3.7 million and $6.1 million, respectively, reflecting continued improvement in the economic forecast as well as an improvement in asset quality and a decline in loan balances, as compared to a provision for credit loss of $149,000 and $552,000, for the three and six months ended June 30, 2022. Earnings for the three and six months ended June 30, 2021, also included a gain on sale of loans of $1.4 million, and earnings for the six months ended June 30, 2021, included approximately $1.9 million of accretable income related to the payoffs of purchased credit deteriorated (“PCD”) loans.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “I’m pleased to announce Northfield has reported a strong quarter of financial performance. Robust loan growth at higher interest rates, maintaining our low cost of deposits, and prudently managing expenses, with a focus on maintaining strong asset quality, has and will continue to be key drivers to our long-term success.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable August 24, 2022, to stockholders of record on August 10, 2022.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2022 and 2021

Net income was $30.0 million and $38.5 million for the six months ended June 30, 2022 and June 30, 2021, respectively. Significant variances from the comparable prior year period are as follows: a $1.9 million decrease in net interest income, a $6.6 million increase in the provision for credit losses on loans, a $5.1 million decrease in non-interest income, a $2.0 million decrease in non-interest expense, and a $3.1 million decrease in income tax expense.

Net interest income for the six months ended June 30, 2022, decreased $1.9 million, or 2.4%, to $77.0 million, from $78.9 million for the six months ended June 30, 2021, primarily due to an eight basis point decrease in net interest margin to 2.95% from 3.03% for the six months ended June 30, 2021, partially offset by a $12.6 million, or 0.2%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was due to increases in the average balance of other securities of $155.4 million and the average balance of loans outstanding of $9.6 million, partially offset by decreases in the average balance of mortgage-backed securities of $122.6 million, the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $6.7 million, and the average balance of interest-earning deposits in financial institutions of $23.0 million.

The decrease in net interest margin was primarily due to lower yields on interest-earning assets, due in part to a $2.2 million decrease in accreted interest income related to PCD loans, and a $1.7 million reduction in fees related to the forgiveness of PPP loans, partially offset by the lower cost of interest-bearing liabilities. Yields on interest-earning assets decreased 19 basis points to 3.21% for the six months ended June 30, 2022, from 3.40% for the six months ended June 30, 2021. The cost of interest-bearing liabilities decreased by 12 basis points to 0.36% for the six months ended June 30, 2022, from 0.48% for the six months ended June 30, 2021, primarily driven by lower cost of deposits and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. The Company accreted interest income related to PCD loans of $729,000 for the six months ended June 30, 2022, as compared to $2.9 million for the six months ended June 30, 2021. The higher accretable PCD interest income in the prior year was primarily related to payoffs of PCD loans in the first quarter of 2021. Fees recognized from PPP loans totaled $1.1 million for the six months ended June 30, 2022, as compared to $2.8 million for the six months ended June 30, 2021. Net interest income for the six months ended June 30, 2022, included loan prepayment income of $2.6 million as compared to $2.2 million for the six months ended June 30, 2021.

The provision for credit losses on loans increased by $6.6 million to a provision of $552,000 for the six months ended June 30, 2022, compared to a benefit of $6.1 million for the six months ended June 30, 2021. The prior year benefit for credit losses was primarily due to improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. The current year provision for credit losses is due to growth in the loan portfolio and a worsening macroeconomic outlook, partially offset by an improvement in asset quality and lower net charge-offs. At June 30, 2022, management, utilizing judgement, qualitatively adjusted the forecast to account for economic uncertainty that may not be captured in the third party economic forecast scenarios utilized. Net charge-offs were $494,000 for the six months ended June 30, 2022, as compared to net charge-offs of $2.4 million for the six months ended June 30, 2021, which related to PCD loans.

Non-interest income decreased by $5.1 million, or 67.2%, to $2.5 million for the six months ended June 30, 2022, from $7.6 million for the six months ended June 30, 2021, due primarily to a decrease of $3.5 million in gains on trading securities, net, a $1.4 million decrease in gains on sales of loans, and a $342,000 decrease in net realized gains on available-for-sale debt securities. For the six months ended June 30, 2022, losses on trading securities were $2.4 million, as compared to gains of $1.2 million for the six months ended June 30, 2021. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. The decrease in gains on sales of loans is due to a $1.4 million gain realized on the sale of approximately $126.3 million of multifamily loans in the second quarter of 2021.

Non-interest expense decreased $2.0 million, or 5.1%, to $37.4 million for the six months ended June 30, 2022, compared to $39.4 million for the six months ended June 30, 2021. The decrease was primarily due to a $2.4 million decrease in employee compensation and benefits. The decrease was due to a $3.5 million decrease in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as a decrease in medical benefit costs, partially offset by an increase in salary expense related to annual merit increases and an increase in equity award expense related to new awards issued under the 2019 Equity Incentive Plan ( the “2019 EIP”) in the first quarter of 2022. Additionally, occupancy expense decreased by $507,000, primarily related to lower snow removal costs, and advertising expense decreased by $312,000. Partially offsetting the decreases was an increase in professional fees of $399,000 and an increase in other expense of $812,000, primarily due to an increase in the reserve for unfunded commitments, as well as an increase in other operating expenses.

The Company recorded income tax expense of $11.5 million for the six months ended June 30, 2022, compared to $14.6 million for the six months ended June 30, 2021. The effective tax rate for the six months ended June 30, 2022, was 27.6% compared to 27.5% for the six months ended June 30, 2021.

Comparison of Operating Results for the Three Months Ended June 30, 2022 and 2021

Net income was $15.9 million and $19.8 million for the quarters ended June 30, 2022 and June 30, 2021, respectively. Significant variances from the comparable prior year quarter are as follows: a $1.4 million increase in net interest income, a $3.9 million increase in the provision for credit losses on loans, a $4.2 million decrease in non-interest income, a $1.2 million decrease in non-interest expense, and a $1.5 million decrease in income tax expense.

Net interest income for the quarter ended June 30, 2022, increased $1.4 million, or 3.6%, primarily due to a seven basis point increase in net interest margin to 3.03% from 2.96% for the quarter ended June 30, 2021, and an increase in average interest-earning assets of $70.1 million, or 1.3%. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of other securities of $156.4 million and the average balance of loans outstanding of $44.6 million, partially offset by decreases in the average balance of mortgage-backed securities of $68.0 million, the average balance of interest-earning deposits in financial institutions of $55.8 million, and the average balance of FHLBNY stock of $7.0 million. Partially offsetting the increase in net interest income was a $1.1 million reduction in fees related to the forgiveness of PPP loans in the current quarter as compared to the quarter ended June 30, 2021.

The increase in net interest margin was primarily due to a decrease in the cost of interest-bearing liabilities which decreased by 12 basis points to 0.35% for the quarter ended June 30, 2022, from 0.47% for the quarter ended June 30, 2021, driven primarily by lower cost of deposits and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. Partially offsetting this decrease was a decrease in yields on interest-earning assets which decreased by two basis points to 3.29% for the quarter ended June 30, 2022, from 3.31% for the quarter ended June 30, 2021. Net interest income for the quarter ended June 30, 2022, included loan prepayment income of $1.5 million, as compared to $1.3 million for the quarter ended June 30, 2021. The Company accreted interest income related to PCD loans of $339,000 for the quarter ended June 30, 2022, as compared to $443,000 for quarter ended June 30, 2021. Fees recognized from PPP loans totaled $432,000 for the quarter ended June 30, 2022, as compared to $1.6 million for the quarter ended June 30, 2021.

The provision for credit losses on loans increased by $3.9 million to a provision of $149,000 for the quarter ended June 30, 2022, from a benefit of $3.7 million for the quarter ended June 30, 2021. The prior year benefit for credit losses was primarily due to improvement in the economic forecast and an improvement in asset quality as well as a decline in loan balances. The current quarter provision for credit losses is due to growth in the loan portfolio, higher net charge-offs, and a worsening macroeconomic outlook, partially offset by an improvement in asset quality. At June 30, 2022, management, utilizing judgement, qualitatively adjusted the forecast to account for economic uncertainty that may not be captured in the third party economic forecast scenarios utilized. Net charge-offs were $392,000 for the quarter ended June 30, 2022, compared to net charge-offs of $3,000 for the quarter ended June 30, 2021.

Non-interest income decreased by $4.2 million, or 84.4%, to $765,000 for the quarter ended June 30, 2022, from $4.9 million for the quarter ended June 30, 2021, primarily due to a $2.4 million decrease in gains on trading securities, net, a $1.4 million decrease in gains on sales of loans, and a $509,000 decrease in net realized gains on available-for-sale debt securities. For the quarter ended June 30, 2022, losses on trading securities, net, included losses of $1.6 million related to the Company’s trading portfolio, compared to gains of $807,000 in the comparative prior year quarter. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense decreased by $1.2 million, or 5.8%, to $18.7 million for the quarter ended June 30, 2022, from $19.9 million for the quarter ended June 30, 2021. The decrease was due primarily to a $1.4 million decrease in compensation and employee benefits, attributable to a $2.4 million decrease in the mark to market of the Company's deferred compensation plan expense, which has no effect on net income, partially offset by an increase in salary expense related to annual merit increases and an increase in equity award expense related to new awards issued under the 2019 EIP in the first quarter of 2022. Additionally, occupancy expense decreased by $214,000 and advertising expense decreased by $280,000. The decreases were partially offset by increases of $397,000 in professional fees and $370,000 in other expense, primarily related to an increase in the reserve for unfunded commitments.

The Company recorded income tax expense of $6.1 million for the quarter ended June 30, 2022, compared to $7.6 million for the quarter ended June 30, 2021. The effective tax rate for both quarters ended June 30, 2022, and June 30, 2021, was 27.8%.

Comparison of Operating Results for the Three Months Ended June 30, 2022 and March 31, 2022

Net income was $15.9 million and $14.1 million for the quarters ended June 30, 2022, and March 31, 2022, respectively. Significant variances from the prior quarter are as follows: a $3.2 million increase in net interest income, a $254,000 decrease in the provision for credit losses on loans, a $948,000 decrease in non-interest income, and a $771,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2022, increased by $3.2 million, or 8.7%, primarily due to a 16 basis point increase in net interest margin to 3.03% from 2.87% for the quarter ended March 31, 2022, and a $97.4 million, or 1.9%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of loans outstanding of $144.7 million, and the average balance of other securities of $41.9 million, partially offset by a decrease in the average balance of mortgage-backed securities of $39.0 million interest-earning deposits in financial institutions of $48.6 million, and the average balance of FHLBNY stock of $1.5 million.

The increase in net interest margin was primarily due to higher yields on interest-earning assets, which increased by 16 basis points to 3.29% for the quarter ended June 30, 2022, from 3.13% for the quarter ended March 31, 2022, reflective of the rising rate environment. The cost of interest-bearing liabilities decreased by one basis point to 0.35% for the quarter ended June 30, 2022, from 0.36% for the quarter ended March 31, 2022. Net interest income for the quarter ended June 30, 2022, included loan prepayment income of $1.5 million as compared to $1.1 million for the quarter ended March 31, 2022. The Company accreted interest income related to PCD loans of $339,000 for the quarter ended June 30, 2022, as compared to $391,000 for the quarter ended March 31, 2022. Fees recognized from PPP loans totaled $432,000 and $701,000 respectively, for the quarters ended June 30, 2022, and March 31, 2022.

The provision for credit losses on loans decreased by $254,000 to a provision of $149,000 for the quarter ended June 30, 2022, from a provision of $403,000 for the quarter ended March 31, 2022. The decrease in the provision was primarily due to an improvement in asset quality, partially offset by loan growth, higher net charge-offs, and a worsening macroeconomic outlook. Net charge-offs were $392,000 for the quarter ended June 30, 2022, as compared to $102,000 for the quarter ended March 31, 2022.

Non-interest income decreased by $948,000, or 55.3%, to $765,000 for the quarter ended June 30, 2022, from $1.7 million for the quarter ended March 31, 2022. The decrease was primarily due to an increase of $761,000 in losses on trading securities, net, and a decrease of $264,000 in realized gains on available-for-sale debt securities, net. For the quarter ended June 30, 2022, losses on trading securities, net, were $1.6 million, compared to losses of $802,000 for the quarter ended March 31, 2022.

Non-interest expense remained stable at $18.7 million for both quarters ended June 30, 2022 and March 31, 2022.

The Company recorded income tax expense of $6.1 million for the quarter ended June 30, 2022, compared to $5.3 million for the quarter ended March 31, 2022. The effective tax rate for the quarter ended June 30, 2022 was 27.8%, compared to 27.4% for the quarter ended and March 31, 2022.

Financial Condition
Total assets increased by $216.6 million, or 4.0%, to $5.65 billion at June 30, 2022, from $5.43 billion at December 31, 2021. The increase was primarily due to increases in total loans of $307.6 million, or 8.1%, cash and cash equivalents of $19.2 million, or 21.0%, and other assets of $9.9 million, or 26.7%, partially offset by a decrease in available-for-sale debt securities of $121.4 million, or 10.0%.

As of June 30, 2022, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 468.9%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $19.2 million, or 21.0%, to $110.2 million at June 30, 2022, from $91.1 million at December 31, 2021, primarily due to the liquidity obtained from loans and securities paydowns as well as growth in deposits. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased by $305.2 million, or 8.0%, to $4.11 billion at June 30, 2022 from $3.81 billion at December 31, 2021. The overall increase was due to strong loan originations, and, to a lesser extent, the purchase of two one-to-four family residential loan pools of approximately $7.7 million. Multifamily loans increased $252.9 million, or 10.0%, to $2.77 billion at June 30, 2022 from $2.52 billion at December 31, 2021, commercial real estate loans increased $41.6 million, or 5.1%, to $850.2 million at June 30, 2022 from $808.6 million at December 31, 2021, home equity loans increased $27.9 million, or 25.4%, to $137.9 million at June 30, 2022 from $110.0 million at December 31, 2021, commercial and industrial loans (excluding PPP loans) increased $21.0 million, or 20.9%, to $121.5 million at June 30, 2022 from $100.5 million at December 31, 2021, and, one-to-four family residential loans increased $1.7 million, or 0.9%. The increases were partially offset by decreases in construction and land loans of $8.9 million, or 32.5%, to $18.6 million at June 30, 2022 from $27.5 million at December 31, 2021, and PPP loans of $28.6 million, or 70.5%, to $11.9 million at June 30, 2022 from $40.5 million at December 31, 2021. Through June 30, 2022, 2,307 borrowers have received PPP forgiveness payments totaling approximately $217.8 million.

There were 24 PPP loans outstanding totaling $11.9 million at June 30, 2022, compared to 377 loans outstanding totaling $40.5 million at December 31, 2021. The PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of June 30, 2022, we have received loan processing fees of $9.5 million, of which $8.6 million has been recognized in earnings, including $1.1 million recognized in the six months ended June 30, 2022. The remaining unearned fees will be recognized in income over the remaining term of the loans.
PCD loans totaled $13.1 million at June 30, 2022, and $15.8 million at December 31, 2021. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at June 30, 2022 was due to PCD loans being sold and paid off during the period. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $339,000 and $729,000 attributable to PCD loans for the three and six months ended June 30, 2022, respectively, as compared to $443,000 and $2.9 million for the three and six months ended June 30, 2021, respectively. The decrease in income accreted for the six months ended June 30, 2022 is due to the payoff of PCD loans in the prior year. PCD loans had an allowance for credit losses of approximately $4.2 million at June 30, 2022.

Loan balances are summarized as follows (dollars in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021
Real estate loans:
Multifamily	$2,771,002	$2,568,784	$2,518,065
Commercial mortgage	850,186	852,803	808,597
One-to-four family residential mortgage	185,376	186,007	183,665
Home equity and lines of credit	137,868	125,156	109,956
Construction and land	18,555	17,579	27,495
Total real estate loans	3,962,987	3,750,329	3,647,778
Commercial and industrial loans	121,473	107,901	100,488
PPP loans	11,949	24,349	40,517
Other loans	2,312	1,938	2,015
Total commercial and industrial, PPP, and other loans	135,734	134,188	143,020
Loans held-for-investment, net (excluding PCD)	4,098,721	3,884,517	3,790,798
PCD loans	13,136	14,064	15,819
Total loans held-for-investment, net	$4,111,857	$3,898,581	$3,806,617

The following tables detail multifamily real estate originations for the six months ended June 30, 2022 and 2021 (dollars in thousands):

For the Six Months Ended June 30, 2022
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$447,129	3.42%	57%	76	V	25 to 30 Years
1,200	3.75%	18%	180	F	15 Years
$448,329	3.42%	57%

For the Six Months Ended June 30, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$385,363	3.12%	62%	74	V	10 to 30 Years

The following table details loan pools purchased during the six months ended June 30, 2022 (dollars in thousands):

For the Six Months Ended June 30, 2022
Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$2,482	Residential	2.80%	54%	278	F	15 to 30 Years
5,214	Residential	3.05%	59%	303	F	15 to 30 Years
$7,696		2.97%	57%
(1) Net of servicing fee retained by the originating bank

The geographic locations of the properties collateralizing the loans purchased in the table above are as follows: 63.3% in New York and 36.7% in New Jersey.

The Company’s available-for-sale debt securities portfolio decreased by $121.4 million, or 10.0%, to $1.09 billion at June 30, 2022, from $1.21 billion at December 31, 2021. The decrease was primarily attributable to paydowns, maturities, calls, and sales. At June 30, 2022, $821.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $74.8 million in U.S. Government agency securities, $190.8 million in corporate bonds, all of which were considered investment grade at June 30, 2022, and $52,000 in municipal bonds.

Equity securities increased by $2.5 million to $7.8 million at June 30, 2022, from $5.3 million at December 31, 2021, due to an increase in our investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $241.2 million, or 5.1%, to $4.93 billion at June 30, 2022, from $4.69 billion at December 31, 2021. The increase was primarily attributable to an increase in deposits of $248.7 million, the issuance of subordinated debt, net of issuance costs, of $60.9 million, and an increase in advance payments by borrowers for taxes and insurance of $4.5 million, partially offset by a decrease in FHLB advances and other borrowings of $74.7 million.
Deposits increased $248.7 million, or 6.0%, to $4.42 billion at June 30, 2022, as compared to $4.17 billion at December 31, 2021. The increase was attributable to increases of $193.0 million in transaction accounts and $140.4 million in certificates of deposit, partially offset by decreases of $16.8 million in savings accounts and $68.0 million in money market accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021
Transaction:
Non-interest bearing checking	$916,343	$944,096	$898,490
Negotiable orders of withdrawal and interest-bearing checking	1,287,458	1,231,377	1,112,292
Total transaction	2,203,801	2,175,473	2,010,782
Savings and money market:
Savings	1,149,976	1,168,110	1,166,761
Money market	541,445	600,519	609,430
Total savings	1,691,421	1,768,629	1,776,191
Certificates of deposit:
Brokered deposits	210,130	21,000	31,000
$250,000 and under	253,556	276,518	286,580
Over $250,000	59,094	61,246	64,781
Total certificates of deposit	522,780	358,764	382,361
Total deposits	$4,418,002	$4,302,866	$4,169,334

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021

Business customers	$1,297,501	$1,288,495	$1,184,472
Municipal customers	$663,656	$686,425	$633,458

Borrowed funds decreased to $407.9 million at June 30, 2022, from $421.8 million at December 31, 2021. The decrease in borrowings for the period was primarily attributable to a decrease in FHLB and other borrowings of $49.7 million, and a decrease in securities sold under agreements to repurchase of $25.0 million, partially offset by the issuance of $62.0 million in aggregate principal amount of fixed to floating subordinated notes (the “Notes”). The Notes are non-callable for five years, have a stated maturity of June 30, 2032, and bear interest at a fixed rate of 5.00% until June 30, 2027. From July 2027 to the maturity date or early redemption date, the interest rate will reset quarterly to a level equal to the then current three-month Secured Overnight Financing Rate plus 200 basis points. Debt issuance costs totaled $1.1 million. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at June 30, 2022 (dollars in thousands):

Year	Amount	Weighted Average Rate
2022	$45,000	2.05%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$340,000	2.06%
Total stockholders’ equity decreased by $24.6 million to $715.3 million at June 30, 2022, from $739.9 million at December 31, 2021. The decrease was attributable to a $33.3 million decrease in accumulated other comprehensive income associated with a decline in the estimated fair value of our debt securities available-for-sale portfolio, $12.2 million in dividend payments, and $11.0 million in stock repurchases, partially offset by net income of $30.0 million for the six months ended June 30, 2022, and a $1.9 million increase in equity award activity. During the first quarter of 2022, the $54.2 million stock repurchase program that was approved in March 2021, was completed after reaching the purchase limit. On June 16, 2022, the Board of Directors of the Company approved a new $45.0 million stock repurchase program. During the six months ended June 30, 2022, the Company repurchased 739,701 shares of its common stock outstanding at an average price of $14.84 for a total of $11.0 million pursuant to the approved stock repurchase plans.

The Company continues to maintain adequate liquidity and a strong capital position. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at June 30, 2022 (dollars in thousands):

Cash and cash equivalents(1)	$92,991
Corporate bonds	$176,094
Multifamily loans(2)	$1,589,553
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$297,660

(1) Excludes $17.2 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At June 30, 2022, the Company and the Bank's estimated CBLR ratios were 12.75% and 12.19%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2022, March 31, 2022, and December 31, 2021 (dollars in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$4,022	$1,853	$1,882
Commercial	5,330	5,380	5,117
One-to-four family residential	304	312	314
Home equity and lines of credit	332	279	281
Commercial and industrial	275	278	28
Total non-accrual loans	10,263	8,102	7,622
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	27	37	147
One-to-four family residential	160	6	165
PPP loans	17	16	72
Other	7	—	—
Total loans held-for-investment delinquent 90 days or more and still accruing	211	59	384
Total non-performing loans	10,474	8,161	8,006
Other real estate owned	—	100	100
Total non-performing assets	$10,474	$8,261	$8,106
Non-performing loans to total loans	0.25%	0.21%	0.21%
Non-performing assets to total assets	0.19%	0.15%	0.15%
Loans subject to restructuring agreements and still accruing	$4,115	$5,397	$5,820
Accruing loans 30 to 89 days delinquent	$2,706	$4,084	$1,166

The increase in non-accrual loans was primarily due to one $2.2 million multifamily loan placed on non-accrual status during the current quarter. The loan is well secured with an apartment building in Brooklyn, New York, containing eight residential units and has a recent appraised value of $2.8 million.

Other Real Estate Owned

At June 30, 2022, the Company had no assets acquired through foreclosure. As of March 31, 2022 and December 31, 2021, other real estate owned was comprised of one property located in New Jersey, which had a carrying value of approximately $100,000, and which was sold during the second quarter of 2022 for a small gain.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $2.7 million, $4.1 million, and $1.2 million at June 30, 2022, March 31, 2022, and December 31, 2021, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2022, March 31, 2022, and December 31, 2021 (dollars in thousands):

	June 30, 2022	March 31, 2022	December 31, 2021
Held-for-investment
Real estate loans:
Multifamily	$—	$2,804	$—
Commercial	658	304	144
One-to-four family residential	805	554	593
Home equity and lines of credit	147	265	412
Commercial and industrial loans	581	140	—
PPP loans	515	1	2
Other loans	—	16	15
Total delinquent accruing loans held-for-investment	$2,706	$4,084	$1,166

The decrease in delinquent multifamily loans is primarily due to one loan with a balance of $2.2 million that was transferred to non-accrual status in the current quarter. The loan is well secured with an apartment building in Brooklyn, New York, containing eight residential units and has a recent appraised value of $2.8 million.

PCD Loans (Held-for-Investment)
Under the CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($13.1 million at June 30, 2022 and $15.8 million at December 31, 2021) as accruing, even though they may be contractually past due. At June 30, 2022, 0.5% of PCD loans were past due 30 to 89 days, and 24.7% were past due 90 days or more, as compared to 10.5% and 19.2%, respectively, at December 31, 2021.

Other

During the fourth quarter of 2021, the Bank downgraded a lending relationship with an outstanding principal balance at December 31, 2021, of approximately $15.6 million to substandard, which is comprised of two commercial real estate loans with balances of $10.9 million, and a commercial line of credit secured by all unencumbered business assets with a balance of $4.7 million. All draws on the line are at the discretion of the Bank. The Bank has received paydowns of approximately $3.8 million on the commercial line of credit, reducing the outstanding balance to approximately $913,000 as of June 30, 2022. At June 30, 2022, the aggregate balances of the loans was $11.6 million.
The commercial real estate loans are secured by two commercial properties with a current appraised value of $19.2 million. The lending relationship was downgraded as a result of legal matters against certain officers of the borrowing entities, including certain individuals who are guarantors to the loans, and the impact such legal matters may have on future operations of the entities.
All loans under the lending relationship are current as of July 27, 2022, and the entities continue to operate. The Bank continues to evaluate the financial condition, operating results and cash flows of the related entities and guarantors. At June 30, 2022, approximately $1.4 million of the allowance for credit losses has been designated to this lending relationship. Based on information available, the loans have not been designated as impaired and remain on accrual status. However, there can be no assurances that one or more of the loans under the relationship will not migrate to non-accrual status in the future or require the establishment of additional loan losses reserves.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, including with respect to overdraft and other fees, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	1.14%	1.44%	1.04%	1.09%	1.40%
Return on equity (ratio of net income to average equity) (7) (8)	8.92	10.53	7.83	8.37	10.28
Average equity to average total assets	12.81	13.64	13.34	13.07	13.60
Interest rate spread	2.94	2.84	2.77	2.85	2.92
Net interest margin	3.03	2.96	2.87	2.95	3.03
Efficiency ratio (2)	45.81	45.57	48.49	47.11	45.63
Non-interest expense to average total assets	1.35	1.44	1.38	1.36	1.43
Non-interest expense to average total interest-earning assets	1.41	1.52	1.46	1.44	1.52
Average interest-earning assets to average interest-bearing liabilities	138.40	134.73	139.03	138.71	133.49
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.17	0.15	0.19	0.17
Non-performing loans (3) to total loans (4)	0.25	0.23	0.21	0.25	0.23
Allowance for credit losses to non-performing loans	372.65	446.00	481.24	372.65	446.00
Allowance for credit losses to total loans held-for-investment, net (5) (6) (7)	0.95	1.03	1.01	0.95	1.03

(1)Annualized when appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(6)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $11.9 million, $24.3 million, and $132.7 million at June 30, 2022, March 31, 2022, and June 30, 2021, respectively, the allowance for credit losses to total loans held for investment, net, totaled 0.95%, 1.01%, and 1.07%, respectively, at June 30, 2022, March 31, 2022, and June 30, 2021.
(7)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.4 million increase to its allowance for credit losses, including reserves of $6.8 million related to PCD loans.
(8)For the year ended December 31, 2021, in connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$17,241	$16,053	$18,191
Interest-bearing deposits in other financial institutions	92,991	119,461	72,877
Total cash and cash equivalents	110,232	135,514	91,068
Trading securities	10,401	12,156	13,461
Debt securities available-for-sale, at estimated fair value	1,086,868	1,154,277	1,208,237
Debt securities held-to-maturity, at amortized cost	5,201	5,243	5,283
Equity securities	7,821	7,883	5,342
Loans held-for-sale	2,346	—	—
Loans held-for-investment, net	4,111,857	3,898,581	3,806,617
Allowance for credit losses	(39,031)	(39,274)	(38,973)
Net loans held-for-investment	4,072,826	3,859,307	3,767,644
Accrued interest receivable	14,948	14,591	14,572
Bank-owned life insurance	166,185	165,336	164,500
Federal Home Loan Bank of New York stock, at cost	19,942	21,211	22,336
Operating lease right-of-use assets	36,595	32,813	33,943
Premises and equipment, net	25,766	25,356	25,937
Goodwill	41,012	41,012	41,012
Other assets	47,008	41,591	37,207
Total assets	$5,647,151	$5,516,290	$5,430,542

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,418,002	$4,302,866	$4,169,334
Securities sold under agreements to repurchase	25,000	50,000	50,000
Federal Home Loan Bank advances and other borrowings	322,016	347,877	371,755
Subordinated debentures, net of issuance costs	60,917	—	—
Lease liabilities	42,298	38,610	39,851
Advance payments by borrowers for taxes and insurance	29,458	30,032	24,909
Accrued expenses and other liabilities	34,187	31,507	34,810
Total liabilities	4,931,878	4,800,892	4,690,659

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	715,273	715,398	739,883
Total liabilities and stockholders’ equity	$5,647,151	$5,516,290	$5,430,542

Total shares outstanding	48,684,875	48,910,192	49,266,733
Tangible book value per share (1)	$13.84	$13.78	$14.18

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $347,000, $387,000, and $440,000 at June 30, 2022, March 31, 2022, and December 31, 2021, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Interest income:
Loans	$38,998	$39,699	$36,721	$75,719	$80,976
Mortgage-backed securities	3,043	2,682	2,475	5,518	5,641
Other securities	989	484	695	1,684	908
Federal Home Loan Bank of New York dividends	260	336	245	505	706
Deposits in other financial institutions	166	35	58	224	72
Total interest income	43,456	43,236	40,194	83,650	88,303
Interest expense:
Deposits	1,334	1,671	1,159	2,493	3,541
Borrowings	1,918	2,878	2,166	4,084	5,899
Subordinated debt	119	—	—	119	—
Total interest expense	3,371	4,549	3,325	6,696	9,440
Net interest income	40,085	38,687	36,869	76,954	78,863
Provision/(benefit) for credit losses	149	(3,701)	403	552	(6,075)
Net interest income after provision/(benefit) for credit losses	39,936	42,388	36,466	76,402	84,938
Non-interest income:
Fees and service charges for customer services	1,375	1,327	1,331	2,706	2,524
Income on bank-owned life insurance	848	857	839	1,687	1,705
(Losses)/gains on available-for-sale debt securities, net	—	509	264	264	606
(Losses)/gains on trading securities, net	(1,563)	807	(802)	(2,365)	1,171
Gain on sale of loans	—	1,401	—	—	1,401
Other	105	15	81	186	145
Total non-interest income	765	4,916	1,713	2,478	7,552
Non-interest expense:
Compensation and employee benefits	9,418	10,806	9,507	18,925	21,338
Occupancy	3,286	3,500	3,408	6,694	7,201
Furniture and equipment	426	442	426	852	879
Data processing	1,762	1,798	1,713	3,475	3,430
Professional fees	1,229	832	908	2,137	1,738
Advertising	404	684	433	837	1,149
Federal Deposit Insurance Corporation insurance	355	346	357	712	721
Other	1,833	1,463	1,957	3,790	2,978
Total non-interest expense	18,713	19,871	18,709	37,422	39,434
Income before income tax expense	21,988	27,433	19,470	41,458	53,056
Income tax expense	6,114	7,639	5,343	11,457	14,585
Net income	$15,874	$19,794	$14,127	$30,001	$38,471
Net income per common share:
Basic	$0.34	$0.40	$0.30	$0.64	$0.78
Diluted	$0.34	$0.40	$0.30	$0.64	$0.78
Basic average shares outstanding	46,591,723	48,907,585	46,811,331	46,708,716	49,216,157
Diluted average shares outstanding	46,638,113	49,307,661	47,088,375	46,870,433	49,468,808

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,992,731	$38,998	3.92%	$3,848,053	$36,721	3.87%	$3,948,136	$39,699	4.03%
Mortgage-backed securities (3)	899,479	3,043	1.36	938,465	2,475	1.07	967,526	2,682	1.11
Other securities (3)	297,859	989	1.33	255,980	695	1.10	141,475	484	1.37
Federal Home Loan Bank of New York stock	20,689	260	5.04	22,198	245	4.48	27,703	336	4.86
Interest-earning deposits in financial institutions	94,689	166	0.70	143,323	58	0.16	150,494	35	0.09
Total interest-earning assets	5,305,447	43,456	3.29	5,208,019	40,194	3.13	5,235,334	43,236	3.31
Non-interest-earning assets	266,303			279,508			295,768
Total assets	$5,571,750			$5,487,527			$5,531,102

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$3,007,929	599	0.08%	$2,954,133	$571	0.08%	$2,754,346	$845	0.12%
Certificates of deposit	438,835	735	0.67	373,113	588	0.64	574,899	826	0.58
Total interest-bearing deposits	3,446,764	1,334	0.16	3,327,246	1,159	0.14	3,329,245	1,671	0.20
Borrowed funds	377,044	1,918	2.04	418,736	2,166	2.10	556,682	2,878	2.07
Subordinated debt	9,527	119	5.01	—	—	—	—	—	—
Total interest-bearing liabilities	3,833,335	3,371	0.35	3,745,982	3,325	0.36	3,885,927	4,549	0.47
Non-interest bearing deposits	918,980			909,787			795,613
Accrued expenses and other liabilities	105,525			99,802			95,274
Total liabilities	4,857,840			4,755,571			4,776,814
Stockholders' equity	713,910			731,956			754,288
Total liabilities and stockholders' equity	$5,571,750			$5,487,527			$5,531,102

Net interest income		$40,085			$36,869			$38,687
Net interest rate spread (4)			2.94%			2.77%			2.84%
Net interest-earning assets (5)	$1,472,112			$1,462,037			$1,349,407
Net interest margin (6)			3.03%			2.87%			2.96%
Average interest-earning assets to interest-bearing liabilities			138.40%			139.03%			134.73%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2022			June 30, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,920,792	$75,719	3.89%	$3,911,215	$80,976	4.18%
Mortgage-backed securities (3)	918,864	5,518	1.21	1,041,493	5,641	1.09
Other securities (3)	277,035	1,684	1.23	121,609	908	1.51
Federal Home Loan Bank of New York stock	21,440	505	4.75	28,169	706	5.05
Interest-earning deposits in financial institutions	118,872	224	0.38	141,899	72	0.10
Total interest-earning assets	5,257,003	83,650	3.21	5,244,385	88,303	3.40
Non-interest-earning assets	272,869			303,183
Total assets	$5,529,872			$5,547,568

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,981,180	$1,170	0.08%	$2,761,541	$1,777	0.13%
Certificates of deposit	406,156	1,323	0.66	592,983	1,764	0.60
Total interest-bearing deposits	3,387,336	2,493	0.15	3,354,524	3,541	0.21
Borrowed funds	397,775	4,084	2.07	574,240	5,899	2.07
Subordinated debt	4,790	119	5.01	—	—	—
Total interest-bearing liabilities	$3,789,901	6,696	0.36	$3,928,764	9,440	0.48
Non-interest bearing deposits	914,409			767,495
Accrued expenses and other liabilities	102,679			96,759
Total liabilities	4,806,989			4,793,018
Stockholders' equity	722,883			754,550
Total liabilities and stockholders' equity	$5,529,872			$5,547,568

Net interest income		$76,954			$78,863
Net interest rate spread (4)			2.85%			2.92%
Net interest-earning assets (5)	$1,467,102			$1,315,621
Net interest margin (6)			2.95%			3.03%
Average interest-earning assets to interest-bearing liabilities			138.71%			133.49%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.